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                                                                     EXHIBIT 4.4

                     CERTIFICATE OF DESIGNATION OF SERIES
                  AND DETERMINATION OF RIGHTS AND PREFERENCES

                                      OF

              SERIES F CONVERTIBLE PARTICIPATING PREFERRED STOCK

                                      OF

                              CAIS INTERNET, INC.

     CAIS Internet, Inc., a Delaware corporation (the "Company"), acting pursuant to Section 151 of the General Corporation Law of Delaware, does hereby submit the following Certificate of Designation of Series and Determination of Rights and Preferences of its Series F Convertible Participating Preferred Stock.

     FIRST:  The name of the Company is CAIS Internet, Inc.

     SECOND: By unanimous consent of the Board of Directors of the Company (the "Board"), dated as of April 28, 2000, the following resolutions were duly adopted:

     WHEREAS, the Amended and Restated Certificate of Incorporation of the Company (the "Certificate of Incorporation") authorizes 50,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"), issuable from time to time in one or more series;

     WHEREAS, the Board is authorized, subject to certain limitations prescribed by law and certain provisions of the Certificate of Incorporation, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions and limitations of the shares of such series; and

     WHEREAS, the Board deems it advisable to establish a series of Preferred Stock, designated as Series F Convertible Participating Preferred Stock, par value $.01 per share.

     NOW, THEREFORE, BE IT RESOLVED, that the series of Preferred Stock designated as Series F Convertible Participating Preferred Stock is hereby authorized and established; and

     FURTHER, RESOLVED, that the Board does hereby fix and determine the designation, rights, preferences, powers, restrictions and limitations of the Series F Convertible Participating Preferred Stock as follows:

Section 1.   Designation; Rank.

     (a) This series of cumulative convertible participating Preferred Stock shall be designated and known as the "Series F Preferred Stock." The number of shares constituting the Series F Preferred Stock shall be 56,617 shares (including 16,617 shares
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of Series F Preferred Stock reserved exclusively for the payment of dividends pursuant to Section 2).

     (b) The Series F Preferred Stock shall, with respect to dividends and rights upon liquidation dissolution or winding up, whether voluntary or involuntary, rank (i) senior to the common stock of the Company, par value $.01 per share (the "Common Stock"), and to each other class of capital stock or series of Preferred Stock or other equity-linked security established after the date on which the first share of Series F Preferred Stock is issued by the Company under this Certificate of Designation (the "Original Issuance Date"), the terms of which do not expressly provide that it ranks senior to or on a parity with the Series F Preferred Stock as to dividends and rights upon liquidation, dissolution or winding up, whether voluntary or involuntary (collectively referred to with the Common Stock as "Junior Securities"); (ii) on parity with any additional shares of Series F Preferred Stock issued by the Company in the future, Series G Convertible Preferred Stock ("Series G Shares") and, subject to the written consent of Microsoft Corporation ("Microsoft") to the extent required by Section 8.1 of the Series F Convertible Participating Preferred Stock Purchase Agreement, dated as of April 28, 2000, by and between Microsoft and the Company (the "Microsoft Consent"), any other class of capital stock or series of Preferred Stock or other equity-linked security established after the Original Issuance Date, the terms of which expressly provide that it will rank on a parity with the Series F Preferred Stock as to dividends and rights upon liquidation, dissolution or winding up, whether voluntary or involuntary (collectively referred to as "Parity Securities"); and (iii) junior to the Company's Series C Convertible Preferred Stock ("Series C Shares"), Series D Convertible Participating Preferred Stock ("Series D Shares"), Series E Convertible Participating Preferred Stock ("Series E Shares") and, subject to the Microsoft Consent, to each other class of capital stock or series of Preferred Stock or other equity-linked security issued by the Company after the Original Issuance Date the terms of which expressly provide that it will rank senior to the Series F Preferred Stock as to dividends and rights upon liquidation, dissolution or winding up, whether voluntary or involuntary (collectively referred to as "Senior Securities").

Section 2.   Dividends.

     (a) The holders of outstanding shares of Series F Preferred Stock shall be entitled to receive, and the Board of Directors shall declare if assets of the Company are by law available for such payment, cumulative dividends of $70 per annum per share, and no more, payable quarterly on the fifteenth day of December, March, June and September in each year commencing with a payment on September 15, 2000 of dividends accrued from the date of issuance (the "Payment Date"), and in preference and priority to any payment of any dividend on Junior Securities.

     (b) At the option of the holder of Series F Preferred Stock, dividends shall be paid in (a) cash, (b) additional shares of Series F Preferred Stock ("PIK Preferred Shares") or (c) shares of Common Stock, or any combination thereof as determined by the holder. If all or any portion of any dividend on the Series F Preferred Stock shall be paid in shares of Common Stock, the number of shares of Common Stock to be issued shall be determined based on the average of the closing price of the Common Stock on the Nasdaq Stock Market for the twenty-five (25) trading days ending on the last trading day prior to the related dividend payment date. In the event the holder determines to receive all or any portion of a dividend on Series F Preferred Stock in PIK Preferred Shares, the portion of such dividend for such quarter shall equal 1.75% of the total value of Series F Preferred Stock held at the time of the dividend by the holder thereof, including all previous PIK Preferred Shares, as set forth in Schedule 1 hereto.

     (c) Notwithstanding any other provision hereof, unless all shares of Common Stock previously issued as quarterly dividends on Series F Preferred Stock pursuant to Section 2(b) above are currently subject to an effective registration statement covering the resale of such shares, no dividend payable in shares of Common Stock shall be made to holders of Series F Preferred Stock in any quarter.

     (d) Any dividends that accrue shall, when declared, be in the form of PIK Preferred Shares.

     (e)  The holders of Series F Preferred Stock shall give the Company ten
(10) days notice prior to a Payment Date as to the form of the quarterly dividend. Any cash dividends shall be made by wire transfer to an account specified by the holder of the Series F Preferred Stock by written notice to the Company at least two (2) business days prior to the Payment Date.

Section 3.   Liquidation Preference.

     (a) Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any Junior Securities, the holders of Series F Preferred Stock shall be entitled to be paid out of the remaining assets of the Company legally available for distribution with respect to each share of Series F Preferred Stock an amount equal to the sum of (i) $1,000.00 per share, as adjusted for any stock dividends, combinations or splits with respect to such shares (the "Original Series F Issue Price") plus (ii) any accrued but unpaid dividends thereon (whether or not declared) (such sum, the "Series F Liquidation Value"). If upon any such liquidation, dissolution or winding up of the Company the remaining assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series F Preferred Stock the full Series F Liquidation Value and the holders of all Parity Securities the full liquidation preference thereof, the holders of shares of Series F Preferred Stock and any such other Parity Securities shall share ratably in any distribution of the remaining assets of the Company in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

     (b) After payment in full of the Series F Liquidation Value and the full liquidation preference amounts with respect to all Parity Securities, the remaining assets of the Company legally available for distribution, if any, shall be distributed to the holders of any Junior Securities and to all of the holders of shares of Series F Preferred Stock (and all other holders of Senior Securities and Parity Securities, the terms of which so require) on an as-converted basis.

     (c) The value of any property not consisting of cash which is distributed by the Company to the holders of the Series F Preferred Stock pursuant to
Section 3(a) or otherwise will equal the Fair Market Value (as defined below) thereof. For purposes hereof, the "Fair Market Value" of any property shall mean the fair market value thereof as determined in good faith by the Board; provided, however, that the value of any securities will be determined as
--------  -------
follows:

          (i) Securities not subject to investment letter or other similar restrictions on free marketability covered by (ii) below:

                 (A) If traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the thirty (30) day period ending three (3) days prior to the closing;

                 (B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

                 (C) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Board and the holders of at least a majority of the voting power of all then outstanding shares of Series F Preferred Stock.

          (ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i)(A), (B) or (C) to reflect the approximate fair market value thereof, as mutually determined by the Board and the holders of at least a majority of the voting power of all then outstanding shares of Series F Preferred Stock.

Section 4.   Voting Rights.

     Except as set forth in Section 8.1 of the Series F Convertible Participating Preferred Stock Purchase Agreement dated as of April 28, 2000, between the Company and Microsoft, each holder of outstanding shares of Series F Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which all of the shares of Series F Preferred Stock held by such holder are convertible (as adjusted from time to time pursuant to Section 5 hereof), at each meeting of stockholders of the Company (and written actions of stockholders in lieu of meetings)

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with respect to any and all matters presented to the stockholders of the Company for their action or consideration. Except as provided by law or by the express provisions hereof, holders of Series F Preferred Stock shall vote together with the holders of Common Stock as a single class.

Section 5.   Conversion Rights.

     The holders of the Series F Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

     (a)  Right to Convert.  Each share of Series F Preferred Stock shall be
          ----------------
convertible, at the option of the holder thereof, at any time and from time to time, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series F Issue Price by the Conversion Price (as defined below) in effect at the time of conversion. The Conversion Price at which shares of Common Stock shall be deliverable upon conversion of Series F Preferred Stock without the payment of additional consideration by the holder thereof (the "Conversion Price") shall initially be $24.00. Such initial Conversion Price and the rate at which shares of Series F Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

     In the event of a liquidation of the Company as set forth in Section 3 above, the Conversion Rights shall terminate at the close of business on the first full day preceding the date fixed for the payment of any amounts distributable on liquidation to the holders of Series F Preferred Stock.

     (b)  Fractional Shares. No fractional shares of Common Stock shall be
          -----------------
issued upon conversion of the Series F Preferred Stock. In lieu of fractional shares, the Company shall pay cash equal to such fraction multiplied by the then effective Conversion Price.

     (c)  Mechanics of Conversion.
          -----------------------

          (i) In order to convert shares of Series F Preferred Stock into shares of Common Stock, the holder shall surrender the certificate or certificates for such shares of Series F Preferred Stock at the office of the transfer agent (or at the principal office of the Company if the Company serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares represented by such certificate or certificates. Such notice shall state the number of shares of Series F Preferred Stock which the holder seeks to convert. If required by the Company, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered holder or his or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent or the Company shall be the conversion date ("Conversion Date"). As

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                 soon as practicable after the Conversion Date, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificate representing the shares of Series F Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

          (ii) The Company shall at all times during which the Series F Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series F Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series F Preferred Stock. Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series F Preferred Stock, the Company will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

          (iii) Upon any conversion, the Company shall promptly pay in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock's Fair Market Value as of the date of such conversion) or a combination of cash and Common Stock, any accrued but unpaid dividends (whether or not declared) on the shares of Series F Preferred Stock being converted.

          (iv) All shares of Series F Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive dividends, notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, and if applicable, cash for any fractional shares of Common Stock. Any shares of Series F Preferred Stock so converted shall be retired and cancelled and shall not be reissued, and the Company may from time to time take such appropriate action as may be necessary to reduce the number of shares of authorized Series F Preferred Stock accordingly.

          (v) If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended (the "1933 Act"), the conversion may, at the option of any

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                 holder tendering Series F Preferred Stock for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Series F Preferred Stock shall not be deemed to have converted such Series F Preferred Stock until immediately prior to the closing of the sale of securities.

     (d)  Adjustments to Conversion Price for Diluting Issues.
          ---------------------------------------------------

          (i)    Special Definitions.  For purposes of this Subsection 5(d), the
                 -------------------
                 following definitions shall apply:

                 (A) "Option" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities, excluding rights or options granted to employees, vendors, officers, directors and executives of, and consultants or shareholders to, the Company in an amount not exceeding the number of Reserved Employee Shares.

                 (B) "Convertible Securities" shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock.

                 (C) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued (or, pursuant to Subsection 5(d)(iii) below, deemed to be issued) by the Company after the Original Issuance Date, other than Reserved Employee Shares and other than shares of Common Stock issued or issuable:

                         (1) as a dividend or distribution on Series F Preferred Stock, Series C Shares, Series D Shares, Series E Shares or Series G Shares;

                         (2) by reason of the issuance of Series D Shares or Series E Shares pursuant to the Preferred Stock Purchase Agreement between the Company and CII Ventures LLC, dated as of December 20, 1999;

                         (3) by reason of the issuance of Series G Shares pursuant to the Series G Preferred Stock Purchase Agreement between the Company and 3 Com Corporation, dated as of March 20, 2000;

                         (4) by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock;

                         (5)     upon the exercise of Options;

                         (6) upon conversion of Series C Shares, Series D Shares, Series E Shares, Series F Preferred Stock or Series G Shares;

                         (7) pursuant to warrants issued by the Company pursuant to (a) the Common Stock Warrant dated as of October 27, 1999 and the Series C Preferred Stock Purchase Agreement, dated as of September 29, 1999, between the Company and U.S. Telesource, Inc. (the "Qwest Warrant"),
                                 (b) the Warrant Agreement dated as of September 4, 1998 among the Company, Cleartel Communications, Inc., CAIS, Inc. and ING (U.S.) Capital Corporation, Inc. (the "ING Warrant Agreement"), (c) the Series A Preferred Stock and Warrant Purchase Agreement dated as of February 19, 1999 among the Company and the several purchasers set forth therein, (d) the Warrant to Purchase Common Stock issued pursuant to the First Amendment to the Master License Agreement, dated as of April 23, 1999, among the Company, CAIS, Inc., and Hilton Hotels Corporation (the "Hilton Warrant"), (e) the Common Stock Warrants dated as of April 28, 2000, issued to Microsoft (the "Microsoft Warrant") and (f) the Master Agreement for Hotel Internet Service dated as of January 1, 2000, between CAIS, inc. and Bass Hotels and Resorts, Inc.;

                         (8) to a corporation, partnership or other entity with which the Company is seeking to establish a partnership, joint venture or other business relationship when the total number of shares of Common Stock so issuable or issued does not exceed 1,000,000 shares (as appropriately adjusted for any stock dividends, combinations, splits or the like with respect to shares of Common Stock), provided the Company receives at least 95% of Fair Market Value for such shares;

                         (9) in connection with any high-yield debt financing undertaken by the Company, not to exceed 2,000,000 shares of Common Stock in the aggregate, provided that the Company receives at least 95% of Fair Market Value for such shares (or, in the case of Convertible Securities, the conversion or exercise price therefor is at least 95% of the Fair Market Value of the Common

                                 Stock on the date of issuance of the
                                 Convertible Securities);

                         (10) pursuant to the Agreement and Plan of Merger among the Company, Business Anywhere USA, Inc., CIBA Merger Corp., Kim Kao, and Amy Hsiao dated September 7, 1999, including without limitation, the conversion of Business Anywhere options into options to acquire Common Stock and the issuance of shares of Common Stock upon the exercise thereof, not to exceed 288,371 shares of Common Stock in the aggregate;

                         (11) in connection with the acquisition by the Company of the securities or assets of another corporation, partnership or other entity, provided the Company receives at least 95% of Fair Market Value for such shares; and

                         (12) pursuant to the Agreement and Plan of Merger among the Company, CIAM Corp. and Atcom, Inc. dated August 4, 1999, as amended, including without limitation, the conversion of Atcom options into options to acquire Common Stock as described therein, the issuance of shares of Common Stock upon the exercise thereof and the issuance of Common Stock constituting "Contingent Consideration" as defined therein, not to exceed 2,654,826 shares of Common Stock in the aggregate.

                    (D) "Reserved Employee Shares" shall mean shares of Common Stock issued to employees, officers, directors, shareholders and executives of, and consultants or vendors to, the Company of up to: (i) 5,000,000 shares (as appropriately adjusted for any stock dividends, combinations, splits or the like with respect to shares of Common Stock), plus such additional number of shares of Common Stock issued or deemed issued for like purposes as shall be approved by holders of at least a majority of the voting power of all then outstanding shares of Series F Preferred Stock, voting together as a single class; plus (ii) shares reserved, as of the date hereof, for issuance upon the exercise of outstanding Options to purchase up to 3,031,495 shares of Common Stock presently held by certain management employees of the Company. Such Reserved Employee Shares shall be issued, at any time, and from time to time, under such arrangements, contracts or plans as are recommended by the Company's management and approved by the Board.

                      (E) "Rights to Acquire Common Stock" (or "Rights") shall mean all rights issued by the Company to acquire Common Stock whether by exercise of a warrant, option or similar call, or conversion of any existing instruments, in either case for consideration fixed, in amount or by formula, as of the date of issuance.

               (ii)   No Adjustment of Conversion Price. No adjustment in the
                      ---------------------------------
                      number of shares of Common Stock into which the Series F Preferred Stock is convertible shall be made, by adjustment in the applicable Conversion Price thereof, unless the Fair Market Value of the consideration per share (determined pursuant to Subsection 5(d)(v) below) received by the Company for an Additional Share of Common Stock issued or deemed to be issued by the Company is less than the greater of 95% of the Fair Market Value per share of the Common Stock or the applicable Conversion Price in effect on the date of, and immediately prior to, the issue of such additional shares, or if prior to such issuance, the Company receives written notice from the holders of at least a majority of the voting power of all then outstanding shares of Series F Preferred Stock, voting together as a single class, agreeing that no such adjustment shall be made as the result of the issuance of Additional Shares of Common Stock.

               (iii)  Issue of Securities Deemed Issue of Additional Shares of
                      --------------------------------------------------------
                      Common Stock. If the Company at any time or from time to
                      ------------
                      time after the Original Issuance Date shall issue any Options or Convertible Securities or Rights to Acquire Common Stock, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options, Rights to Acquire Common Stock or, in the case of Convertible Securities, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue; provided, however, that Additional Shares of Common Stock shall not be deemed to have been issued unless the Fair Market Value of the consideration per share (determined pursuant to Subsection 5(d)(v) hereof) received by the Company for such Additional Shares of Common Stock would be less than the greater of 95% of the Fair Market Value per share of Common Stock or the applicable Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided, further, that in any such case:

                      (A) No further adjustment in the Conversion Price shall be made upon the subsequent issue of shares of Common Stock upon the exercise of such Options, Rights or conversion or exchange of such Convertible Securities;

                      (B) Upon the expiration or termination of any unexercised Option, Right or Convertible Security, the Conversion Price shall be adjusted immediately to reflect the applicable Conversion Price which would have been in effect had such Option, Right or Convertible Security (to the extent outstanding immediately prior to such expiration or termination) never been issued; and

                      (C) In the event of any change in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any Option, Right or Convertible Security, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Conversion Price then in effect shall forthwith be readjusted to such Conversion Price as would have obtained had the Conversion Price adjustment that was originally made upon the issuance of such Option, Right or Convertible Security which were not exercised or converted prior to such change been made upon the basis of such change, but no further adjustment shall be made for the actual issuance of Common Stock upon the exercise or conversion of any such Option, Right or Convertible Security.

               (iv)   Adjustment of Conversion Price upon Issuance of Additional
                      ----------------------------------------------------------
                      Shares of Common Stock. If the Company shall at any time
                      ----------------------
                      after the Original Issuance Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 5(d)(iii), but excluding shares issued as a dividend or distribution as provided in Subsection 5(f) or upon a stock split or combination as provided in Subsection 5(e)), without consideration, or for a consideration per share less than the greater of 95% of the Fair Market Value per share of Common Stock or the applicable Conversion Price in effect on the date of and immediately prior to such issue, or without the requisite number of notices contemplated by Subsection 5(d)(ii) hereof, then and in such event, such Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at the greater of 95% of the Fair Market Value per share of Common Stock or such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued.

                      Notwithstanding the foregoing, the applicable Conversion Price shall not be reduced if the amount of such reduction would be an amount less than $.03, but any such amount shall be carried forward and reduction with respect thereto made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate $.03 or more.

               (v)    Determination of Consideration. For purposes of this
                      ------------------------------
                      Subsection 5(d), the Fair Market Value of the consideration received by the Company for the issue of any Additional Shares of Common Stock shall be computed as follows:

                      (A)     Cash and Property.  Such consideration shall:
                              -----------------

                              (1) insofar as it consists of cash, be computed at the aggregate of cash received by the Company, excluding amounts paid or payable for accrued interest or accrued dividends;

                              (2) insofar as it consists of property other than cash, be computed at the Fair Market Value thereof at the time of such issue, as determined in good faith by the Board; and

                              (3) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board.

                      (B)     Options, Rights and Convertible Securities.  The
                              ------------------------------------------
                              consideration per share received by the Company for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 5(d)(iii), relating to Options, Rights and Convertible Securities, shall be determined by dividing

                              (1)    the total amount, if any, received or
                                     receivable by the Company as consideration for the issue of such Options, Rights or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options, Rights or the conversion or exchange of such Convertible Securities, by

                    (2) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options, Rights or the conversion or exchange of such Convertible Securities.

     (e)  Adjustment for Stock Splits and Combinations. If the Company shall at
          --------------------------------------------
any time or from time to time after the Original Issuance Date effect a subdivision of the outstanding Common Stock, the Conversion Price then in effect immediately before that subdivision shall be proportionately decreased. If the Company shall at any time or from time to time after the Original Issuance Date combine the outstanding shares of Common Stock, the Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

     (f)  Adjustment for Certain Dividends and Distributions.  In the event the
          --------------------------------------------------
Company at any time or from time to time after the Original Issuance Date shall make or issue a dividend or other distribution payable in Additional Shares of Common Stock, then and in each such event the Conversion Price shall be decreased as of the time of such issuance, by multiplying the Conversion Price by a fraction, the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

     (g)  Adjustments for Other Dividends and Distributions. In the event the
          -------------------------------------------------
Company at any time, or from time to time after the Original Issuance Date shall make or issue, a dividend or other distribution payable in securities of the Company other than shares of Common Stock, then and in each such event provision shall be made so that the holders of shares of the Series F Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Company that they would have received had their Series F Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities receivable by them as aforesaid during such period given application to all adjustments called for during such period, under this paragraph with respect to the rights of the holders of the Series F Preferred Stock.

     (h)  Adjustment for Reclassification, Exchange or Substitution. If the
          ---------------------------------------------------------
Common Stock issuable upon the conversion of the Series F Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above), then and in each such event the holder of each share of Series F Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Series F Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

     (i)  No Impairment. The Company will not, by amendment of its Certificate
          -------------
of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this
Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series F Preferred Stock against impairment to the extent required hereunder.

     (j)  Certificate as to Adjustments. Upon the occurrence of each adjustment
          -----------------------------
or readjustment of the Conversion Price pursuant to this Section 5, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder, if any, of Series F Preferred Stock outstanding a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based and shall file a copy of such certificate with its corporate records. The Company shall, upon the reasonable written request of any holder of Series F Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price then in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of Series F Preferred Stock. Despite such adjustment or readjustment, the form of each or all Series F Preferred Stock certificates, if the same shall reflect the initial or any subsequent Conversion Price, need not be changed in order for the adjustments or readjustments to be valid in accordance with the provisions of this Certificate, which shall control.

     (k)  Notice of Record Date.  In the event
          ---------------------

          (i) that the Company declares a dividend (or any other distribution) on its Common Stock payable in Common Stock or other securities of the Company;

          (ii) that the Company subdivides or combines its outstanding shares of Common Stock;

          (iii) of any reclassification of the Common Stock of the Company (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon); or

          (iv) of the involuntary or voluntary dissolution, liquidation or winding up of the Company;

     then the Company shall cause to be filed at its principal office or at the office of the transfer agent of the Series F Preferred Stock, and shall cause to be mailed to the holders of the Series F Preferred Stock at their last addresses as shown on the records of the Company, or such transfer agent, at least 10 days prior to the record date specified in (A) below or 20 days before the date specified in (B) below, a notice stating

                  (A) the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or

                  (B) the date on which such reclassification, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, dissolution or winding up.

Section 6. Mandatory Redemption.

     (a) Upon the fifth anniversary of the Original Issuance Date, the Company shall redeem, out of assets of the Company which are, by law, available for such payment, all shares of Series F Preferred Stock (then outstanding and not previously converted pursuant to Section 5), at a price per share equal to the Original Series F Issue Price, plus any accrued but unpaid dividends thereon (whether or not declared).

     (b) The following events shall constitute "Mandatory Redemption Events" for purposes hereof unless the holders of at least a majority of the voting power of all then outstanding shares of Series F Preferred Stock, voting together as a single class, vote otherwise:

          (i) any merger, consolidation, reorganization or other business combination of the Company in which the stockholders of the Company immediately prior to such transaction will, immediately after such transaction (by virtue of securities issued in the transaction or otherwise), beneficially own (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") capital stock representing less than 50% of the voting power of the surviving entity's voting stock immediately after such transaction;

          (ii) a sale of all or substantially all of the assets of the Company to any other entity, where the Company's stockholders immediately prior to such sale will, immediately after such sale (by virtue of securities issued as consideration for the Company's sale or otherwise), beneficially own (as determined pursuant to Rule 13d-3 under the Exchange Act) capital stock representing less than 50% of the voting power of the acquiring entity's voting stock;

          (iii) any acquisition of voting stock of the Company by a person or "group" (as such term is defined in Section 13(d)(3) of the Exchange Act) (other than Ulysses G. Auger, Sr., Ulysses G. Auger, II, William M. Caldwell, IV and/or Evans K. Anderson) in a purchase or transaction or series of purchases or transactions if immediately thereafter such person or group has, or would have, ultimate "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the combined voting power of the Company's then outstanding voting stock;

          (iv) individuals who at the beginning of any period of three consecutive calendar years constituted the Board of Directors (together with any directors who are members of the Board on the Original Issuance Date and any new directors whose election by the Board of Directors or whose nomination for election by the Company's stockholders was approved by a vote of at least a majority of the members of the Board of Directors then still in office who either were members of the Board of Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease to constitute at least a majority of the members of the Board of Directors then in office;

          (v)    (A) an assignment by the Company for the benefit of creditors,
                 (B) the filing by the Company of a petition to have the Company adjudged insolvent, bankrupt or seeking a reorganization or liquidation under any law relating to bankruptcy, insolvency or receivership, (C) an appointment of a receiver or trustee for all or substantially all of the assets of the Company, unless appointed without the Company's consent, in which case if after sixty (60) days such appointment has not been vacated or stayed, (D) a public admission in writing of the Company's inability generally to pay its debts as they come due, or (E) the adoption of a plan of liquidation or dissolution by the Board of Directors of the Company; or

          (vi) the execution of, or entering into by the Company, an agreement to do any of the above.

     (c) Upon the occurrence of any Mandatory Redemption Event, the Company shall redeem, out of the assets of the Company which are, by law, available for such payment, and subject to any obligation in respect of Senior Securities and any Parity Securities, all of the Series F Preferred Stock then issued and outstanding, at a price per share equal to the Original Series F Issue Price, plus any accrued but unpaid dividends thereon (whether or not declared).

     (d) In the event of any redemption of Series F Preferred Stock, the Company may, at its option, pay the Redemption Price in shares of Common Stock having an aggregate Fair Market Value equal to the Redemption Price.

     (e) At least twenty (20) but not more than sixty (60) days prior to any date on which the Company must redeem shares of the Series F Preferred Stock pursuant to Section 6(a) (each a "Redemption Date," together the "Redemption Dates"), the Company shall send a notice (the "Redemption Notice") to all holders of the outstanding Series F Preferred Stock of such redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the price per share to be paid (the "Redemption Price") and the place at which payment may be obtained.

     (f) On or prior to the Redemption Date, to the extent the Company effects any such redemption for cash, the Company shall deposit the Redemption Price of all shares to be redeemed as of such date with a bank or trust company having aggregate capital and surplus in excess of $50,000,000, as a trust fund, with irrevocable instructions and authority to the bank or trust company to pay, upon receipt of notice from the Company that such holder has surrendered the Series F Preferred Stock share certificates in accordance with Section 6(g), the Redemption Price of the shares to their respective holders. Any moneys deposited by the Company pursuant to this Section 6(f) for the redemption of shares thereafter converted into shares of Common Stock pursuant to Section 5 hereof no later than the fifth (5th) day preceding the Redemption Date shall be returned to the Company forthwith upon such conversion. The balance of any funds deposited by the Company pursuant to this Section 6(f) remaining unclaimed at the expiration of one (1) year following such Redemption Date shall be returned to the Company promptly upon its written request.

     (g) On such Redemption Date, each holder of shares of Series F Preferred Stock to be redeemed shall surrender such holder's certificates representing such shares to the Company in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by such certificates are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after such Redemption Date, unless there shall have been a default in payment of the Redemption Price or the Company is unable to pay the Redemption Price due to not having sufficient legally available funds, all rights of the holder of such shares as a holder of Series F Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificates), shall cease and terminate with respect to such shares; provided that in the event that shares of Series F Preferred Stock are not redeemed due to a default in payment by the Company or because the Company does not have sufficient legally available funds, such shares of Series F Preferred Stock shall remain outstanding and shall be entitled to all of the rights and preferences provided herein.

     (h) Shares subject to redemption pursuant to this Section 6 shall be redeemed from each holder of Series F Preferred Stock on a pro rata basis.

     (i) If upon any Redemption Date the assets of the Company available for redemption are insufficient to pay the redeeming holders of outstanding shares of Series F Preferred Stock the full amounts to which they are entitled, all shares of the Series F Preferred Stock will be redeemable for cash upon demand. The shares of Series F Preferred Stock not redeemed shall remain outstanding and
entitled to all the powers, preferences and rights provided herein.   At any
time thereafter when additional funds of the Company are legally available for the redemption of shares of Series F Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Company has become obligated to redeem on any Redemption Date but which it has not redeemed.

     (j) In the event of a call for redemption of any shares of Series F Preferred Stock, the Conversion Rights (as defined in Section 5) for such Series F Preferred Stock shall terminate as to the shares designated for redemption at the close of business on the fifth (5th) day preceding the Redemption Date, unless default is made in payment of the Redemption Price.

     (k) The Company will not enter into any contract or agreement (whether verbal or written) restricting or impairing its ability to redeem shares of the Series F Preferred Stock in accordance with this Section 6.


                   [Signatures appear on the following page]

     IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be executed this __ day of March 2000.



                                    CAIS INTERNET, INC


                                    By _________________________________
                                       Name:  Ulysses G. Auger, II
                                       Title: Chairman of the Board and
                                              Chief Executive Officer


ATTEST:


___________________________
Michael G. Plantamura
Secretary

                                  Schedule 1

                        1.750% Quarterly Dividend Rate
                $24.00 Series F Preferred Conversion to Common

                                         Incremental Series F     Total Series F           Conversion        Equivalent
                           Date           Preferred Shares       Preferred Shares             Ratio            Common
                           ----           ----------------       ----------------             -----            ------
Assumed Closing Date     8/2/2000             40,000.00              40,000.00             41.66667         1,666,666.67
                         9/15/2000               342.22              40,342.22             41.66667         1,680,925.93
                         12/15/2000              705.99              41,048.21             41.66667         1,710,342.13
                         3/15/2001               718.34              41,766.55             41.66667         1,740,273.12
                         6/15/2001               730.91              42,497.47             41.66667         1,770,727.90
                         9/15/2001               743.71              43,241.18             41.66667         1,801,715.63
                         12/15/2001              756.72              43,997.90             41.66667         1,833,245.66
                         3/15/2002               769.96              44,767.86             41.66667         1,865,327.46
                         6/15/2002               783.44              45,551.30             41.66667         1,897,970.69
                         9/15/2002               797.15              46,348.44             41.66667         1,931,185.17
                         12/15/2002              811.10              47,159.54             41.66667         1,964,980.92
                         3/15/2003               825.29              47,984.83             41.66667         1,999,368.08
                         6/15/2003               839.73              48,824.57             41.66667         2,034,357.02
                         9/15/2003               854.43              49,679.00             41.66667         2,069,958.27
                         12/15/2003              869.38              50,548.38             41.66667         2,106,182.54
                         3/15/2004               884.60              51,432.98             41.66667         2,143,040.73
                         6/15/2004               900.08              52,333.05             41.66667         2,180,543.95
                         9/15/2004               915.83              53,248.88             41.66667         2,218,703.47
                         12/15/2004              931.86              54,180.74             41.66667         2,257,530.78
                         3/15/2005               948.16              55,128.90             41.66667         2,297,037.57
                         6/15/2005               964.76              56,093.66             41.66667         2,337,235.72
                         8/2/2005                523.54              56,617.20             41.66667         2,359,049.92

Note: Schedule assumes dividends are paid in Series F Preferred shares in each dividend period. If holder elects to receive dividends in either cash or Common Stock for any dividend period, this Schedule will not apply because the number of shares to be issued in dividends will be based on the total Series F Preferred shares outstanding on the dividend date.